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                            Ivivi Technologies, Inc.
                              224-S Pegasus Avenue
                               Northvale, NJ 07647


                                                             December 29, 2009


Securities and Exchange Commission
100 F Street, N.W.
Washington, D.C. 20549

         Re:     Ivivi Technologies, Inc. (the "Company")
                 Revised Preliminary Proxy Statement on Schedule 14A Filed December 7, 2009
                 File No. 001-33088


Ladies and Gentlemen:

         In connection with the above-captioned Proxy Statement on Schedule 14A, the Company hereby acknowledges that:

         o the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

         o staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and


         o the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

                                                  Very truly yours,

                                                  IVIVI TECHNOLOGIES, INC.

                                                  By: /s/ Steven M. Gluckstern
                                                      ------------------------
                                                      Steven M. Gluckstern
                                                      Chairman of the Board,
                                                      President, Chief Executive
                                                      Officer and Chief
                                                      Financial Officer